Exhibit 99.1

IRIDEX Announces 2017 Second Quarter, Six-Month Financial Results

Updates Guidance for Full Year 2017

MOUNTAIN VIEW, Calif., August 3, 2017 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter and six months ended July 1, 2017.

Second Quarter Financial Results and Highlights

•	Total revenue of $10.0 million, a 16% year-over-year decline
•	Sold 69 Cyclo G6 systems and shipped approximately 7,100 G6 probes
•	Participation in the 7th World Glaucoma Congress in Helsinki, including a sold-out wet lab demonstration on the G6 attended by over 50 glaucoma physicians from more than 40 countries
•

Clinical data on the safety and efficacy of MicroPulse® technology presented at the American Society of Cataract and Refractive Surgery (ASCRS) Symposium & Congress and Association for Research in Vision and Ophthalmology (ARVO) conferences

“Our second quarter was marked by on-going execution towards our goal of making the G6 platform the global standard of care for glaucoma patients. Lower year-over-year revenues in the quarter primarily reflect the continued impact of the significant expansion and transition in our commercial infrastructure while we manage the shift towards our G6 platform,” said William M. Moore, President and CEO. “I am encouraged by the progress we are making in the commercialization of the G6. This includes early sales traction from our new hires, an increasing number of repeat customers, sales to larger customers, and an expanding number of countries where the G6 is approved and launched.”

Second Quarter 2017 Financial Results

Revenue for the three months ended July 1, 2017 decreased 16% to $10.0 million from $11.9 million during the same period of the prior year. The decline in revenue was experienced across all three product categories and was primarily driven by lower medical retina product revenues.

Gross profit for the second quarter of 2017 was $4.5 million, or 44.9% gross margin, compared to $5.7 million, or 48.2% gross margin, in the same period of the prior year. Gross margin was primarily impacted by less efficient overhead absorption due to the decrease in revenues, partially offset by an increase in direct margins primarily as a result of a favorable shift to higher margin products due to product and geographic mix.

Operating expenses for the second quarter of 2017 were $7.2 million compared to $6.1 million in the same period of the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses.

Exhibit 99.1

Loss from operations for the second quarter of 2017 was $2.7 million, compared to loss from operations of $0.4 million for the same period of the prior year.

Cash and cash equivalents were $24.6 million as of July 1, 2017.

Guidance for Full Year 2017

IRIDEX projects revenue for full year 2017 to be $43 to $46 million, down from guidance of $46 to $49 million provided on May 3, 2017.

The Company also reduced anticipated sales of G6 systems to a range of 350 to 400 and G6 probe shipments to range of 30,000 to 35,000. This compares to previous guidance of 400 to 450 G6 systems and 35,000 to 40,000 G6 probe shipments provided on May 3, 2017.

IRIDEX expects revenue from its medical retina and surgical retina businesses will decline in the mid-to-high single digits.

The Company continues to expect revenue growth to be more heavily weighted towards the second half of 2017 as the Company begins to see the full benefits of its growth investments.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 48350268.  A live and archived webcast of the event will be available on the “Investor Relations” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Thursday, August 3, 2017 through Friday, August 4, 2017 by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 48350268.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning amount and timing of revenue and Cyclo G6, medical retina and surgical retina projections for fiscal 2017, future demand and order levels for the Company's products,

Exhibit 99.1

future operating expenses, changes in personnel, product development and intellectual property related matters, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s future financial results, and the Company's strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2017	2016	2017	2016

Total revenues	$10,002	$11,908	$20,485	$23,839
Cost of revenues	5,507	6,174	11,525	12,808
Gross profit	4,495	5,734	8,960	11,031

Operating expenses:
Research and development	1,528	1,392	3,024	2,751
Sales and marketing	3,654	2,405	6,577	4,834
General and administrative	2,054	2,331	3,958	3,688
Total operating expenses	7,236	6,128	13,559	11,273

Loss from operations	(2,741)	(394)	(4,599)	(242)
Other expense, net	(1)	(21)	(3)	(32)
Loss from operations before provision for (benefit from) income taxes	(2,742)	(415)	(4,602)	(274)
Provision for (benefit from) income taxes	8	(87)	14	(47)
Net loss	$(2,750)	$(328)	$(4,616)	$(227)

Net loss per share:
Basic	$(0.24)	$(0.03)	$(0.40)	$(0.02)
Diluted	$(0.24)	$(0.03)	$(0.40)	$(0.02)

Weighted average shares used in computing net loss per share
Basic	11,546	10,085	11,532	10,060
Diluted	11,546	10,085	11,532	10,060

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	July 1,	December 31,	,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$24,594	$23,747
Accounts receivable, net	7,049	10,025
Inventories	11,388	11,643
Prepaids and other current assets	488	450
Total current assets	43,519	45,865
Property and equipment, net	1,561	1,534
Intangible assets, net	124	132
Goodwill	533	533
Other long-term assets	49	80
Total assets	$45,786	$48,144

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,781	$1,994
Accrued compensation	2,158	2,346
Accrued expenses	1,804	2,135
Accrued warranty	666	603
Deferred revenue	1,345	1,383
Total current liabilities	7,754	8,461

Long-term liabilities:
Other long-term liabilities	442	523
Total liabilities	8,196	8,984

Stockholders' equity:
Common stock	126	124
Additional paid-in capital	58,202	55,158
Accumulated deficit	(20,738)	(16,122)
Total stockholders' equity	37,590	39,160

Total liabilities and stockholders' equity	$45,786	$48,144